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                                                                   Exhibit 99.01



For more information, contact:                  FOR IMMEDIATE RELEASE
Kimberly Leo, Investor Relations
(415) 252-2000
IR@macromedia.com

Quinn Daly, Press Relations
(415) 252-2260
PR@macromedia.com

MACROMEDIA ADOPTS STOCKHOLDER RIGHTS PLAN

SAN FRANCISCO, CA -- OCTOBER 25, 2001 -- Macromedia (NASDAQ:MACR) today announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of the company for its stockholders during any future unsolicited acquisition attempt. Adoption of the plan was not made in response to any specific attempt to acquire Macromedia or its shares, and Macromedia is not aware of any current efforts to do so.

Under the plan, the Board declared a dividend of one share purchase right for each share of the Company's common stock outstanding on October 29, 2001. The rights will become exercisable only upon the occurrence of certain events specified in the plan, including the acquisition of 20% of the company's outstanding common stock by a person or group, at which time holders of the rights, other than an "acquiring person," may acquire shares of the Company's common stock at a 50% discount to the then prevailing market price. The Board may redeem outstanding rights at any time prior to a person becoming an "acquiring person," at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by the Board without the approval of the holders of the Rights.

Details of the plan are outlined more fully in a letter that will be mailed to stockholders as of the record date as well as the Company's filings with the Securities and Exchange Commission.

Except for the historical information contained herein, matters discussed in this news release may be considered forward looking statements that involve risks and uncertainties, including those related to the risk of integrating newly acquired technologies and products, quarterly fluctuations of operating results, customer acceptance of new products and services and new versions of existing products, impact of competition, the risk of delay in product development and release dates, risks of product returns, the economic conditions in the domestic and significant international markets, investments in new business opportunities and the other risks detailed from time to time in the Company's SEC reports, including without limitation its quarterly reports on Form 10-Q and its annual report on Form 10-K for the year ended March 31, 2001 as they may be updated or amended with future filings. The actual results the Company achieves may differ materially from any forward looking statements due to such risks and uncertainties.


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ABOUT MACROMEDIA

Macromedia is passionate about what the Web can be. Its award-winning products empower designers and developers to efficiently create and deliver the most engaging experiences on the Web, and enable innovative Internet business applications. Headquartered in San Francisco, Macromedia (NASDAQ: MACR) has more than 1,500 employees worldwide and is available on the Internet at www.macromedia.com.

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 Product names are trademarks or registered trademarks of Macromedia, Inc., as indicated. Other product names or services may be trademarks or service marks of others.